News Release: IMMEDIATE RELEASE

For further information, contact:

Suzie Singer, Corporate Communications	812.376.1917
Greg Ehlinger, Chief Financial Officer	812.379.7603

Irwin Financial Corporation Announces
Issuance Of $31.50 Million Of Trust Preferred Securities

COLUMBUS, Indiana, April 5, 2006-- Irwin Financial Corporation (NYSE: IFC) today announced that it has completed a private placement of $31.50 million of trust preferred securities issued by IFC Capital Trust IX. The securities mature in 2036, bear interest at a fixed rate of 6.69% for the first five years and then convert to a variable interest rate of three month LIBOR plus 149 basis points thereafter, and are callable at the option of the company at par after five years.

The issuance replaces virtually all of Irwin's 8.75% Convertible Trust Preferred securities that were redeemed March 6, 2006.

The newly issued trust preferred securities have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an exemption from the registration requirements. This notice does not constitute an offer to sell or the solicitation of an offer to buy the securities.

About Irwin Financial

Irwin® Financial Corporation (http://www.irwinfinancial.com) is a bank holding company with a history tracing to 1871. The Corporation, through its principal lines of business, Irwin Union Bank, Irwin Commercial Finance, Irwin Home Equity Corporation and Irwin Mortgage Corporation, provides a broad range of financial services to consumers and small businesses in selected markets in the United States and Canada.

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